Exhibit 3.1

ISLE OF MAN

COMPANIES ACT 2006

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GAMES GLOBAL LIMITED

Peregrine Corporate Services Limited
Burleigh Manor
Peel Road
Douglas
Isle of Man IM1 5EP

ISLE OF MAN

COMPANIES ACT 2006

MEMORANDUM OF ASSOCIATION

OF

GAMES GLOBAL LIMITED

1.	The name of the Company is Games Global Limited

2.	The Company is a company limited by shares.

3.	The address of the Company’s registered office is at: 55 Athol Street, Douglas, Isle of Man, IM1 ILA

4.	The registered agent of the Company is: Peregrine Corporate Services Limited of Burleigh Manor, Peel Road, Douglas, Isle of Man, IM1 5EP

5.	The Directors may amend the Memorandum and Articles of Association of the company by way of resolution other than in circumstances prescribed by Section 8 (4) of the Companies Act 2006.

6.	The full name and residential or business address of the subscriber is as set out below:

Full name of subscriber	Residential or business address of subscriber	Number of shares subscriber agrees to take	Amount subscriber agrees to pay for each share
Fusion Holdings Limited	Burleigh Manor, Peel Road, Douglas, Isle of Man, IM1 5EP	100	£1.00

7.	The subscriber to this memorandum agrees to take the shares specified above.

8.	For the purpose of incorporating the Company each subscriber has signed this memorandum on the date specified below:

/s/ Francesco Verardi,

Mr. Francesco Verardi, Director
For and on behalf of
Fusion Holdings Limited

Dated this 6th day of July 2021

ISLE OF MAN

COMPANIES ACT 2006

ARTICLES OF ASSOCIATION

OF

GAMES GLOBAL LIMITED

1.	Definitions and Interpretation

1.1	In these Articles, if not inconsistent with the subject or context -

1.1.1	“the Act” means the Companies Act 2006 including any statutory modification or re-enactment of it for the time being in operation;

1.1.2	“Articles” means the Articles of Association of the Company as amended from time to time;

1.1.3	“Board” means the board of Directors;

1.1.4	“Chairman of the Board” shall be construed in accordance with Article 19.2;

1.1.5	“Class” in relation to Shares, means a class of Shares each of which has identical rights, privileges, limitations and conditions attached to it;

1.1.6	“Director” means a director of the Company;

1.1.7	“Distribution” means, in relation to a distribution by the Company to a Shareholder, the direct or indirect transfer of any assets, other than Shares, to or for the benefit of a Shareholder or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by that Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer or assignment of indebtedness or otherwise, and includes a dividend;

1.1.8	“Memorandum” means the Memorandum of Association of the Company as amended from time to time;

1.1.9	“person” includes a body corporate;

1.1.10	“Register of Members” has the meaning specified in Article 3.7;

1.1.11	“Registrar” means the Registrar of Companies appointed under section 205 of. the Act;

1.1.12	“Seal” means any seal which has been duly adopted as the common seal of the Company;

1.1.13	“Share” means a share issued by the Company;

1.1.14	“Shareholder” means a person whose name is entered in the Register of Members as the holder of one or more Shares or fractional Shares and each person named as a subscriber in the Memorandum until that person’s name is entered in the Register of Members;

1.1.15	“Solvency Test” means the solvency test referred to in section 49 (meaning of “solvency test” and “distribution”) of the Act which the Company satisfies if it is able to pay its debts as they become due in the normal course of the Company’s business and the value of its assets exceeds the value of its liabilities;

1.1.16	“Voting Rights” means, in relation to a resolution of the Shareholders or a resolution of a class of Shareholders, all the rights to vote on such resolution conferred on such Shareholders according to the rights attached to the Shares held;

1.1.17	“written” or any term of like import includes information generated, sent, received or stored by electronic, digital, magnetic, optical, electromagnetic, biometric or photonic means including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Articles, unless the context otherwise requires -

1.2.1	a reference to -

(a)	an “Article” is a reference to an article in the Articles;

(b)	voting by Shareholders is a reference to the casting of votes attached to Shares by Shareholders;

1.2.2	words denoting any one gender include all other genders and words denoting the singular shall include the plural and vice versa; and

1.2.3	words or phrases contained in the Articles bear the same meaning as they do in the Act but excluding any statutory modification to such meaning not in operation when the Articles become binding on the Company.

1.3	Headings are for ease of reference only and shall not affect the interpretation of the Articles.

2.	Share Certificates

2.1	Every Shareholder is entitled upon request to a certificate for all the Shares of each Class held by that Shareholder signed by a Director or officer of the Company, or any other person authorised by a resolution of the Directors, or under the Seal specifying the number of Shares of such Class held by that Shareholder. Such signature or Seal may be facsimiles.

2.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and the Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use of such certificate or representation made by any person by virtue of the possession of such certificate. If a certificate for Shares is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine (but otherwise free of charge) and, in the case of defacement or wearing out, on delivery up of the old certificate.

3.	Shares

3.1	Shares may be issued and options to acquire Shares may be granted at such times, to such persons, for such consideration and on such terms as the Directors may determine.

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3.2	A Share may be issued with or without a par value. A Share with a par value may be issued in any currency. The par value of a Share with a par value may be a fraction of the smallest denomination of the currency in which it is issued.

3.3	Shares may be numbered or unnumbered.

3.4	The Company may issue fractional Shares. A fractional Share has the corresponding fractional rights, obligations and liabilities of a whole Share of the same Class.

3.5	The Company may issue bonus Shares and nil or partly paid Shares.

3.6	A Share may be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services provided that no Shares may be issued for a consideration other than money, unless a resolution of Directors has been passed stating-

3.6.1	the amount to be credited for the issue of the Shares;

3.6.2	the Board’s determination of the reasonable present cash value of the non-money consideration for the issue; and

3.6.3	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

3.7	The Company shall keep a register (the “Register of Members”) containing -

3.7.1	the name and business or residential address of each of the Shareholders provided that if the register does not contain a shareholder’s residential address the registered agent shall maintain a separate record of such address;

3.7.2	the number of Shares of each Class held by each Shareholder;

3.7.3	the date on which the name of each Shareholder was entered in the Register of Members; and

3.7.4	the date on which any person ceased to be a Shareholder.

3.8	The Register of Members may be in any such form as the Directors may approve but, if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents.

3.9	A Share is deemed to be issued when the name of the Shareholder is entered in the Register of Members.

3.10	The Company may pay commission at such rates or in such amounts as the Directors may determine to any person in consideration of such person subscribing or agreeing to subscribe, whether absolutely or conditionally for any Shares in the Company, or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any Shares in the Company.

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4.	Rights of Shares

4.1	Subject to any rights or restrictions attached to any Shares, each Share confers upon the Shareholder -

4.1.1	the right to one vote at a meeting of Shareholders or on any resolution of the Shareholders;

4.1.2	the right to an equal share in any dividend paid by the Company; and

4.1.3	the right to an equal share in the distribution of the surplus assets of the Company on its winding up.

4.2	The Company may issue Shares that negate, modify or add to the rights specified in Article 4.1.

4.3	The Company may issue Shares of different Classes.

4.4	If at any time the Shares are divided into different Classes, the rights attached to any Class may only be varied by resolution of the Shareholders of that Class passed by a Shareholder or Shareholders holding at least 75 per cent of the Voting Rights exercised in relation thereto.

4.5	The rights conferred upon the holders of the Shares of any Class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu with such Shares.

5.	Redemption of Shares

5.1	The Company may purchase, redeem or otherwise acquire its own Shares for any consideration provided that the Company continues to have at least one Shareholder at all times.

5.2	Unless Shares are expressed to be redeemable, the Company may only purchase, redeem or otherwise acquire them pursuant to -

5.2.1	an offer to all Shareholders which, if accepted, would leave the relative rights of the Shareholders unaffected and which affords each Shareholder a period of not less than 14 days within which to accept the offer; or

5.2.2	an offer to one or more Shareholders to which all Shareholders have consented in writing; or

5.2.3	an offer to one or more Shareholders which is approved by a resolution of the Directors which states that, in the opinion of the Directors:-

(a)	the transaction benefits the remaining Shareholders; and

(b)	the terms of the offer are fair and reasonable to the Company and the remaining Shareholders,

and such resolution sets out the reasons for the Directors’ opinion.

5.3	The Company may only offer to purchase, redeem or otherwise acquire Shares if the resolution of the Directors authorising the purchase, redemption or other acquisition contains a statement that the Directors are satisfied, on reasonable grounds, that the Company will, immediately after the purchase, redemption or other acquisition, satisfy the Solvency Test.

5.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Article shall be cancelled.

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6.	Alteration of Share Capital

6.1	The Company may, by resolution of Directors, alter the Company’s share capital comprising Shares with par value in any way and, in particular but without prejudice to the generality of the foregoing, may -

6.1.1	consolidate and divide all or any such Shares into Shares of a larger amount;

6.1.2	redenominate all or any such Shares as Shares with a par value denominated in another currency on such basis as the Directors see fit; or

6.1.3	sub-divide all or any such Shares into Shares of smaller amount.

7.	Reduction of Share Capital

The Company may, by a resolution of the Directors, reduce its share capital in any way provided that the Board is satisfied, on reasonable grounds, that the Company will, immediately after such reduction, satisfy the Solvency Test.

8.	Lien

8.1	The Company shall (unless the Directors resolve to the contrary in respect of any Share) have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share.

8.2	The Company may sell in such manner as the Board determines any Shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 days after notice has been given to the Shareholder or to the person entitled to it in consequence of the death or bankruptcy of the Shareholder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

8.3	In order to give effect to a sale under Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser.

8.4	The net proceeds of any sale under Article 8.2, after payment of the costs of sale, shall be applied in payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of any certificates for the Shares sold and subject to a like lien for any moneys not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares immediately prior to their sale.

8.5	The title of the transferee to any Shares sold under Article 8.2 shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

9.	Calls on Shares

9.1	Subject to the terms of issue of any Shares, the Board may make calls upon the Shareholders in respect of any moneys unpaid on their Shares and each Shareholder shall (subject to receiving at least 14 days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on such Shareholder’s Shares.

9.2	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the Share or in the notice of the call or, if no rate is fixed, at the rate of 5 per cent per annum, but the Board may waive payment of the interest wholly or in part.

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9.3	The Board may make arrangements on the issue of Shares for a difference between the Shareholders in the amounts and times of payment of calls on their Shares.

10.	Forfeiture

10.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Article, and for this purpose, Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed not to be fully paid.

10.2	A written notice of forfeiture specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

10.3	The written notice of forfeiture referred to in Article 10.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made, will be liable to be forfeited.

10.4	Where a written notice of forfeiture has been issued pursuant to Article 10.3 and the requirements of the notice have not been complied with, the Board may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Shares and not paid before the forfeiture.

10.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Article 10.4 and that Shareholder shall be discharged from any further obligation to the Company.

11.	Transfer of Shares

11.1	Shares may be transferred by a written instrument of transfer signed by the transferor and, unless the Share is fully paid, by the transferee and containing the name and address of the transferee, which shall be sent to the registered agent of the Company or such other person as the Directors may from time to time appoint for registration.

11.2	The Company shall, on receipt of an instrument of transfer complying with Article 11.1, cause the name of the transferee of the Share to be entered in the Register of Members unless the Board resolves to refuse or delay the registration of the transfer for reasons to be specified in a resolution of the Directors.

11.3	The Board may not resolve to refuse or delay the transfer of a Share unless the transferor has failed to pay an amount due in respect of that Share.

11.4	The transfer of a Share is effective when the name of the transferee is entered on the Register of Members.

11.5	If the Board is satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, it may by resolution of the Directors-

11.5.1	accept such evidence of the transfer of Shares as it considers appropriate; and

11.5.2	determine that the transferee’s name should be entered in the Register of Members notwithstanding the absence of the instrument of transfer.

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11.6	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder may, upon producing such evidence as the Board may reasonably require, elect either to become the registered holder of the Share by giving notice to the Company to that effect or have some other person registered as the transferee by executing an instrument of transfer even though such person is not a Shareholder at the time of the transfer. Any instrument of transfer of the Shares must be in accordance with the provisions of Article 11.1.

12.	Distributions

12.1	The Board may by resolution of the Directors authorise a Distribution by the Company to Shareholders at such time and of such amount as the Board thinks fit if it is satisfied, on reasonable grounds, that the Company will, immediately after the Distribution, satisfy the Solvency Test.

12.2	Where a Distribution has been made to a Shareholder and the Company did not, immediately after the Distribution, satisfy the Solvency Test, the Distribution (or the value thereof) may be recovered by the Company from the Shareholder in accordance with section 51 of the Act.

12.3	If several persons are registered as joint holders of any Shares, any one such person may give an effective receipt for any Distribution.

13.	Distributions by way of Dividend

13.1	The Company may, by a resolution of the Directors, declare and pay a Distribution by way of dividend at such time and of such amount as the Board thinks fit if the Board is satisfied, on reasonable grounds, that the Company will, immediately after the Distribution, satisfy the Solvency Test.

13.2	Dividends may be paid in money, shares, or other property.

13.3	Notice of any dividend that has been declared shall be given to each Shareholder entitled to receive the dividend as specified in Article 26.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by a resolution of Directors for the benefit of the Company.

13.4	No dividend shall bear interest as against the Company.

14.	Meetings and Consents of Shareholders

14.1	The Board may convene meetings of the Shareholders or any Class of Shareholders at such times and in such manner and places within or outside the Isle of Man as they consider appropriate.

14.2	Upon the written request of a Shareholder or Shareholders entitled to exercise 10 per cent or more of the Voting Rights in respect of the matter for which the meeting is requested, the Board shall convene a meeting of Shareholders or Class of Shareholders.

14.3	When convening a Shareholders’ meeting or a meeting of a Class of Shareholders, the Board shall give not less .than 14 days’ notice of such meeting to those Shareholders whose names on the date the notice is given appear as Shareholders in the Register of Members of the Company and who are entitled to vote at the meeting.

14.4	The Board may fix, as the record date for determining those Shareholders that are entitled to vote at the meeting, the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

14.5	A meeting of Shareholders or a Class of Shareholders held in contravention of the requirement to give not less than 14 days’ notice is valid if a Shareholder or Shareholders holding a majority of the total Voting Rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute a waiver in relation to all the Shares which that Shareholder holds.

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14.6	The inadvertent failure of the Board to give notice of a meeting to a Shareholder or the fact that a Shareholder has not received notice, does not invalidate the meeting.

14.7	A Shareholder may be represented at a meeting of Shareholders or a Class of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

14.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

14.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[NAME OF COMPANY]

I/We being a Shareholder of the above Company HEREBY APPOINT [ ] of [ ] or failing him/her [ ] of [ ] to be my/our proxy to speak and vote for me/us at the meeting of Shareholders to be held on the [ ] day of [ ] and at any adjournment thereof.

(Any restrictions on voting to be inserted here)

Signed this [ ] day of [ ] 20[ ]

Shareholder

14.10	The following applies where Shares are jointly owned -

14.10.1	each of the joint owners may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

14.10.2	if only one of the joint owners is present in person or by proxy, that person may vote on behalf of all joint owners; and

14.10.3	if two or more of the joint owners are present in person or by proxy, they must vote as one.

14.11	A Shareholder shall be deemed to be present at a Shareholders’ meeting or a meeting of a Class of Shareholders if that person participates by telephone or other electronic means and all Shareholders participating in the meeting are able to communicate with each other.

14.12	A meeting of Shareholders or Class of Shareholders is duly constituted and quorate if, at the commencement of the meeting, there are present in person (in the case of a Shareholder who is an individual) or by a duly appointed representative (in the case of a Shareholder who is a body corporate) or by proxy (in either case) a Shareholder or Shareholders holding at least 10 per cent of the Voting Rights entitled to be exercised at the meeting. A quorum may comprise a single Shareholder present in person (in the case of a Shareholder who is an individual) or by a duly appointed representative (in the case of a Shareholder who is a body corporate) or by proxy (in either case) in which case such person may pass a resolution of the Shareholders or Class of Shareholders and a certificate signed by such person accompanied, where such person is a proxy, by a copy of the proxy instrument, shall constitute a valid resolution of the Shareholders.

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14.13	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened at the request of Shareholders, shall be dissolved; in any other case, it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Board may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person (in the case of a Shareholder who is an individual) or by a duly appointed representative (in the case of a Shareholder who is a body corporate) or by proxy (in either case) a Shareholder or Shareholders holding at least 10 per cent of the Voting Rights entitled to be exercised at the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

14.14	At every meeting of Shareholders or Class of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the Shareholder with the most Voting Rights present at the meeting in person (in the case of a Shareholder who is an individual) or by a duly appointed representative (in the case of a Shareholder who is a body corporate) or by proxy (in either case) shall preside as chairman failing which the longest registered Shareholder present in person (in the case of a Shareholder who is an individual) or by a duly appointed representative (in the case of a Shareholder who is a body corporate) or by proxy (in either case) shall take the chair.

14.15	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

14.16	Unless otherwise specified in the Act or in the Memorandum or Articles, the exercise by the Shareholders or a Class of Shareholders of a power which is given to them under the Act or the Memorandum or Articles shall be by -

14.16.1	a resolution passed at a meeting of the Shareholders or Class of Shareholders; or

14.16.2	a resolution in writing of the Shareholders or Class of Shareholders.

14.17	Subject to any requirement for a higher majority specified in the Act or in the Memorandum or Articles, a resolution of the Shareholders or a Class of Shareholders is passed at a meeting of such Shareholders if it is approved by a Shareholder or Shareholders holding a majority of in excess of 50 per cent of the Voting Rights exercised in relation thereto.

14.18	At any Shareholders’ meeting, the chairman is responsible for deciding in such manner as the chairman considers appropriate whether any resolution proposed has been carried or not and the result of such decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubts as to the outcome of the vote on a proposed resolution, the chairman shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement on any demand that a poll be taken and the chairman shall cause a poll to be taken again. If a poll is taken at any meeting, the result shall be announced at the meeting and recorded in the minutes of the meeting.

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14.19	Any Shareholder which is a body corporate may, by resolution of its directors or other governing body, authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or Class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which the individual represents as that Shareholder could exercise if it were an individual.

14.20	The chairman of any meeting at which a vote is cast on behalf of any Shareholder which is a body corporate may call for such evidence of authority of the representative to exercise the rights of the Shareholder as the chairman may reasonably require.

14.21	Directors may attend and speak at any Shareholders’ meeting and at any separate meeting of a Class of Shareholders.

14.22	Any action that may be taken by the Shareholders or a Class of Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by a Shareholder or Shareholders holding in excess of 50 per cent of the Voting Rights in relation thereto (subject to any requirement specified in the Act or the Articles for a resolution to be passed by a particular majority). The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders or by one or more of the Class of Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders or a Class of Shareholders holding a sufficient number of votes to constitute a resolution of Shareholders or Class of Shareholders have consented to the resolution by signed counterparts. If any written resolution of the Shareholders or a Class of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders or Class of Shareholders, a copy of such resolution shall be sent to all Shareholders or Class of Shareholders not consenting to such resolution forthwith upon it taking effect.

15.	Directors

15.1	The Directors may be appointed by a resolution of the Shareholders or by a resolution of the Directors.

15.2	The minimum number of Directors shall be one and there shall be no maximum number.

15.3	Each Director holds office for the term, if any, fixed by the resolution of the Shareholders or the resolution of the Directors appointing such person, or until such person’s earlier death, resignation or removal or until such person is no longer permitted to act as a Director under section 93 of the Act. If no term is fixed on the appointment of a Director, the Director serves indefinitely until such person’s earlier death, resignation or removal or until such person is no longer permitted to act as a Director under section 93 of the Act.

15.4	A Director may be removed from office by -

15.4.1	a resolution of the Shareholders passed at a meeting of the Shareholders called for the purpose of removing the Director or for purposes including the removal of the Director or by a written resolution consented to by a Shareholder or Shareholders holding at least 75 per cent of the Voting Rights in relation thereto; or

15.4.2	a resolution of the Directors.

15.5	A Director may resign his office by giving written notice of resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A Director shall resign forthwith as a Director if such person is no longer permitted to act as a Director under the Act.

15.6	The Board may at any time appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors. Where the Board appoints a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

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15.7	A vacancy in relation to Directors occurs if a Director resigns, is removed from office, is no longer permitted to act as a director under section 93 of the Act, dies or otherwise ceases to hold office prior to the expiration of the term of such person’s office.

15.8	The Company shall keep a register of Directors containing -

15.8.1	the names and business or residential address of the persons who are Directors provided that if the register does not contain the residential address of a Director, the registered agent of the Company shall maintain a separate record of such address;

15.8.2	the date on which each person whose name is entered in the register was appointed as a Director; and

15.8.3	the date on which each person named as a Director ceased to be a Director of the Company.

15.9	The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic, other data storage form or illegible form, the Company must be able to produce legible evidence of its contents.

15.10	The Board may, by resolution of the Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

15.11	The Directors may, by resolution, pay the Directors all expenses properly incurred by the Directors in the discharge of their duties.

15.12	A Director is not required to hold a Share as a qualification for office.

16.	Powers of Directors

16.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Board has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Board may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company other than those required by the Act or by the Memorandum or the Articles to be exercised by the Shareholders.

16.2	Each Director shall exercise that person’s powers as Director for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Act, the Memorandum or the Articles. Each Director, in exercising powers or performing duties as Director, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

16.3	Any Director which is a body corporate may appoint any individual as its duly appointed representative for the purpose of representing it at meetings of the Board, of any committee of Directors or of Shareholders or a Class of Shareholders and with respect to the signing of consent or otherwise.

16.4	The continuing Directors may act notwithstanding any vacancy in the Board.

16.5	The Board may by resolution of the Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

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16.6	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by the Directors.

16.7	Any written contract, deed, instrument, power of attorney or other document may be made or executed on behalf of the Company by any person (including any Director) acting with the authority of the Directors.

17.	Proceedings of Directors

17.1	Unless otherwise specified in the Act or in the Memorandum or Articles, the exercise by the Directors of a power given to them under the Act or the Memorandum or Articles shall be by a resolution passed at a meeting of, or consented to in writing by, the Directors or any committee of the Directors.

17.2	Subject to any contrary provision in the Memorandum or Articles, a resolution of the Directors is passed at a meeting of the Directors if it is approved by a majority of the Directors who are present at such meeting and (being entitled to do so) vote thereon.

17.3	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they see fit.

17.4	Any one Director may call a meeting of the Directors by sending a written notice to each other Director.

17.5	A Director shall be given reasonable notice of meetings of Directors save that any Director may waive this requirement to be given notice either before or after such meeting.

17.6	The Board or any committee of Directors may meet at such times and in such manner and places within or outside the Isle of Man as the Board or any committee of the Directors may determine to be necessary or desirable.

17.7	A Director is deemed to be present at a meeting of the Board or at a meeting of any committee of Directors, if such Director participates by telephone or other electronic means and all Directors participating in the meeting are able to communicate with each other.

17.8	A Director may by a written instrument appoint an alternate who need not be a Director and the alternate shall be entitled to attend meetings of the Board or any committee of Directors (as appropriate) in the absence of the Director who appointed such alternate and to vote or consent in the place of the Director until the appointment lapses or is terminated.

17.9	A meeting of the Board is duly constituted and quorate for all purposes if at the commencement of the meeting there are two Directors present in person (in the case of a Director who is an individual) or by a duly appointed representative (in the case of a corporate Director) or by an alternate (in either case).

17.10	If the Company has only one Director, the provisions contained in this Article for meetings of the Board do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting, the sole Director shall record in writing and sign a note or memorandum of all matters requiring a resolution of the Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

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17.11	At meetings of the Directors at which the Chairman of the Board is present, such person shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

17.12	Any action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a resolution of the Directors or a committee of Directors consented to in writing by a majority of the Directors or by a majority of the members of a committee of Directors provided that a copy of the proposed resolution is sent to all the persons entitled to consent to it. The consent may be in the form of counterparts, each counterpart being signed by one or more Directors or by one or more members of a committee of Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which a majority of the Directors or members of a committee of Directors has consented to the resolution by signed counterparts. If any written resolution of the Directors or a committee of the Directors is adopted otherwise by the unanimous written consent of all Directors or all members of the committee of Directors, a copy of such resolution shall be sent to all Directors or members of the committee of Directors not consenting to such resolution forthwith upon it taking effect.

18.	Committees

18.1	The Board may, by resolution of the Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. Any such delegation may be made subject to any conditions the Board may impose, may be made collaterally with, or to the exclusion of, their own powers and may be revoked or altered.

18.2	The Board has no power to delegate to a committee of Directors any of the following powers

18.2.1	to amend the Memorandum or the Articles;

18.2.2	to change the registered office or registered agent;

18.2.3	to designate committees of Directors;

18.2.4	to delegate powers to a committee of Directors;

18.2.5	to appoint or remove Directors;

18.2.6	to appoint or remove an agent to act on behalf of the Company;

18.2.7	to fix emoluments of Directors;

18.2.8	to approve a scheme of merger, consolidation or arrangement;

18.2.9	to make a declaration of solvency;

18.2.10	to make a determination that, immediately after a proposed Distribution, the Company satisfies the Solvency Test; or

18.2.11	I to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the Isle of Man.

18.3	Articles 18.2.3 and 18.2.4 do not prevent a committee of Directors, where authorised by resolution of the Directors, from appointing such committee or, by a subsequent resolution of the Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

18.3.1	The meetings and proceedings of each committee of Directors consisting of two or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of meeting of Directors so far as they are not superseded by any provisions in the resolution of the Directors establishing the committee.

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19.	Officers, Agents and Attorneys

19.1	The Company may by resolution of the Shareholders or by resolution of the Directors change the location of its registered office or change its registered agent.

19.2	The Company may by resolution of the Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a chairman of the Board (the “Chairman of the Board”) and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

19.3	The officers shall perform such duties as are prescribed at the time of their appointment, subject to any modification in such duties as may be prescribed subsequently by the Directors.

19.4	The emoluments of all officers shall be fixed by the Board.

19.5	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by resolution of the Directors. Any vacancy occurring in any office of the Company may be filled by resolution of the Directors.

19.6	The Board may by resolution of the Directors appoint any person, including a person who is a Director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the resolution of the Directors appointing the agent, except that no agent has the right to exercise any power or authority of the Board-

19.6.1	to amend the Memorandum or the Articles;

19.6.2	to change the registered office or registered agent;

19.6.3	to designate committees of Directors;

19.6.4	to delegate powers to a committee of Directors;

19.6.5	to appoint or remove Directors;

19.6.6	to appoint or remove an agent to act on behalf of the Company;

19.6.7	to fix emoluments of Directors;

19.6.8	to approve a scheme of merger, consolidation or arrangement;

19.6.9	to make a declaration of solvency;

19.6.10	to make a determination that, immediately after a proposed Distribution, the Company satisfies the Solvency Test; or

19.6.11	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the Isle of Man.

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19.7	The resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on such agent.

19.8	The Company may, by instrument in writing executed in accordance with section 86 of the Act, appoint a person as its attorney either generally or in relation to a specific matter.

20.	Conflict of Interests

20.1	A Director shall, forthwith after becoming aware of the fact that such Director is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board.

20.2	For the purposes of Article 20.1, a disclosure to the Board to the effect that a Director is also a member, director, officer or trustee of another named company or other arrangement and is to be regarded as interested in any transaction which may, after the date of the disclosure, be entered into between the Company and that other company or person, is a sufficient disclosure of interest in relation to that transaction.

20.3	A disclosure made pursuant to Article 20.1 shall be made or brought to the attention of every Director on the Board, provided that a disclosure shall be deemed to have been so made if it is made at the meeting of the Directors at which the transaction was first considered or, if the Director in question was not at the date of that meeting interested in the transaction or aware that such Director was so interested, at the first meeting of the Directors held after the Director became so aware or so interested (as the case may be).

20.4	Subject to Articles 20.1 to 20.3, a Director who is interested in a transaction entered into or to be entered into by the Company may -

20.4.1	vote on a matter relating to the transaction;

20.4.2	attend a meeting of the Board at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

20.4.3	sign a document on behalf of the Company, or do any other thing in that person’s capacity as a Director, that relates to the transaction.

20.5	Provided that a Director has disclosed any interest in accordance with the Act and the Articles, a Director, notwithstanding his office -

20.5.1	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

20.5.2	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

20.5.3	shall not by reason of his office, be accountable to the Company for any benefit which such Director derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

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21.	Indemnification

21.1	The Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who -

21.1.1	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director; or

21.1.2	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

21.2	The indemnity in Article 21.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that the conduct of such person was unlawful.

21.3	The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that such person’s conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles unless a question of law is involved.

21.4	The termination of any proceedings by any judgment, order, settlement or conviction does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that the conduct of such person was unlawful.

21.5	Expenses, including legal fees, incurred by a Director or a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposal of such proceedings upon receipt of an undertaking given by or on behalf of the Director or former Director to repay the amount if it shall ultimately be determined that the Director or former Director is not entitled to be indemnified by the Company in accordance with Article 21.1.

21.6	The indemnification and advancement of expenses provided by or granted pursuant to this Article is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of the Shareholders, resolution of the Directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a Director.

21.7	If a person referred to in Article 21.1 has been successful in defence of any proceedings referred to in Article 21.1, that person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with the proceedings.

21.8	The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against that person and incurred by that person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

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22.	Records

22.1	The Company shall keep the following documents at the office of its registered agent -

22.1.1	copies of the Memorandum and the Articles;

22.1.2	the Register of Members, or a copy of the register of members;

22.1.3	the register of Directors, or a copy of the register of Directors;

22.1.4	the register of charges, or a copy of the register of charges;

22.1.5	copies of all notices and other documents filed by the Company with the Registrar in the previous 6 years;

22.1.6	any accounting records that it is required to keep under the Act; and

22.1.7	if either the Register of Members or register of Directors does not show a person’s residential address, a separate record of such person’s residential address.

22.2	Unless the Board determines otherwise, the Company shall keep the original Register of Members and original register of Directors at the office of its registered agent.

22.3	If the Company maintains only a copy of the Register of Members or a copy of the register of Directors at the office of its registered agent, it shall -

22.3.1	provide the registered agent with a written record of the physical address of the place or places at which the original Register of Members or the original register of Directors is kept; and

22.3.2	within 14 days of any change to either register, notify the registered agent in writing of the change.

22.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the Isle of Man, as the Directors may determine -

22.4.1	minutes of Shareholders’ meetings and resolutions of the Shareholders or of any Class of Shareholders; and

22.4.2	minutes of Board meetings and resolutions of the Directors and committees of Directors.

22.5	If the records referred to in Article 22.4 are not kept at the office of the Company’s registered agent, the Company shall -

22.5.1	provide the registered agent with a written record of the physical address of the place of places at which such records are kept; and

22.5.2	if the place at which any such records are kept is changed, provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

22.6	The records kept by the Company under this Article shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2000.

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23.	Register of Charges

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company over any property of the Company -

23.1	the date of creation of the charge or, if the charge is a charge existing on property acquired by the Company, the date on which the property was acquired;

23.2	a short description of the liability secured by the charge;

23.3	a short description of the property charged;

23.4	the name and address of the chargee;

23.5	if there is a trustee for the security, the name and address of such trustee;

23.6	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge;

23.7	any variation in the terms of the charge; and

23.8	if any charge ceases to affect the property of the Company.

24.	Seal

A Seal may be adopted by the Company by resolution of the Directors. The Directors shall provide for the safe custody of the Seal and for an imprint of it to be kept at the office of its registered agent. The Seal, when affixed to any written instrument, shall be witnessed and attested to by the signature of any one Director or other person so authorised from time to time by the Directors.

25.	Accounts and Audit

25.1	The Company shall keep reliable accounting records which correctly explain the Company’s transactions, enable the financial position of the Company to be determined with reasonable accuracy at any time and allow financial statements to be prepared.

25.2	The Company may by resolution of the Shareholders call for the Board to prepare financial statements. Such financial statements shall comprise a statement recording the assets and liabilities of the Company and a statement recording the receipts, payments and other financial transactions undertaken by the Company together with such notes as may be necessary for a reasonable understanding of such statements.

25.3	The Company may by resolution of the Shareholders call for the financial statements to be examined by an auditor. Articles 25.4 to 25.8 only apply where the Shareholders have resolved that they shall so apply.

25.4	The first auditor shall be appointed by resolution of the Directors. Subsequent auditors shall be appointed by resolution of the Shareholders or by resolution of the Directors. An auditor may be removed by resolution of the Shareholders.

25.5	The auditor may be a Shareholder, but no Director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

25.6	The remuneration of the auditor of the Company may be fixed by resolution of the Directors.

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25.7	The auditor shall examine the financial statements and shall state in a written report whether or not-

25.7.1	in the opinion of the auditor, the financial statements give a true and fair view respectively of the receipts, payments and other transactions undertaken by the Company for the period covered by the financial statements, and of the assets and liabilities of the Company at the end of that period; and

25.7.2	all the information and explanations required by the auditor have been obtained.

25.8	Every auditor shall have a right of access at all times to the accounting records and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanations as such auditor thinks necessary for the performance of the auditor’s duties.

26.	Notices

26.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

26.2	Proof that an envelope containing such notice, information or written statement was properly addressed, pre-paid and posted shall be conclusive evidence that it was given by mail and such notice, information or written statement shall be deemed to be given at the expiration of 48 hours after the envelope containing it was posted.

26.3	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it with, or by sending it by registered mail to, the registered office or registered agent of the Company.

26.4	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

27.	Discontinuance

The Company may apply to the Registrar for consent to be continued in a country or territory outside the Isle of Man in accordance with section 167 of the Act.

28.	Re-registration

The Company may apply to the Registrar under section 143 of the Act to re-register as a company of another type specified in section 1 of the Act. The Company may only re-register as a company limited by guarantee or an unlimited company without shares if, upon re-registration, it shall have no Shares in issue.

29.	Merger or Consolidation

The Company may merge or consolidate with other companies in accordance with section 153 of the Act.

30.	Arrangements

The Company may make arrangements in accordance with section 157 of the Act.

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31.	Voluntary Winding Up

31.1	The Company may by a resolution of the Shareholders resolve that the Company be wound up voluntarily.

31.2	If the Company is being wound up, the liquidator may, with the sanction of a resolution of the Shareholders, divide among the Shareholders in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the Shareholders or the shareholders of different Classes. The liquidator may, with the sanction of a resolution of the Shareholders, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator with the like sanction determines, but no Shareholder shall be compelled to accept any assets upon which there is a liability.

32.	Amendment of the Memorandum or Articles

32.1	The Company may amend the Memorandum or the Articles by resolution of the Shareholders or, if so authorised by the Memorandum, by resolution of the Directors, save that no amendment may be made by resolution of the Directors -

32.1.1	to restrict the rights or powers of the Shareholders to amend the Memorandum or Articles;

32.1.2	to change the majority of the Voting Rights of the Shareholders required to be exercised to pass a resolution to amend the Memorandum or Articles;

32.1.3	in circumstances where the Memorandum or Articles cannot be amended by the Shareholders;

32.1.4	to vary the rights attaching to any Shares of a particular Class; or

32.1.5	to this Article.

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